Exhibit 99.2

Press Release

CONTACT:

Rob Meyer

Investor Relations

Tel: (813) 313-1777

Investorrelations@cott.com

COTT ANNOUNCES NOTICE OF INTENT TO REDEEM ALL OF THE REMAINING OUTSTANDING 8.375% SENIOR NOTES DUE 2017

(Unless stated otherwise, all information is in U.S. dollars.)

TORONTO, ON and TAMPA, FL – January 2, 2014 – Cott Corporation (“Cott”) (NYSE:COT; TSX:BCB) today announced that its wholly owned subsidiary, Cott Beverages Inc., gave notice to Wells Fargo Bank, National Association (“Wells Fargo”), the trustee under the indenture governing the 8.375% Senior Notes due 2017 (the “Notes”), of its intent to redeem all $15.0 million in aggregate principal amount of the remaining outstanding Notes at 104.118% of par.

The redemption price of the Notes will include the outstanding principal amount of the Notes, plus interest up to the date of redemption, in accordance with the provisions of the indenture governing the Notes. The redemption date will be February 19, 2014.

Cott Beverages Inc. has instructed Wells Fargo to send a notice of redemption on January 9, 2014 in the name of Cott Beverages Inc., which contains additional information concerning the terms and conditions of the redemption, to all currently registered holders of the Notes.

This press release is for informational purposes only and shall not constitute an offer to purchase the Notes or any other securities.

About Cott Corporation

Cott is one of the world’s largest producers of beverages on behalf of retailers, brand owners and distributors. Cott produces multiple types of beverages in a variety of packaging formats and sizes, including carbonated soft drinks, 100% shelf stable juice and juice-based products, clear, still and sparkling flavored waters, energy products, sports products, new age beverages, and ready-to-drink teas, as well as alcoholic beverages for brand owners. Cott’s large manufacturing footprint, substantial research and development capability and high-level of quality and customer service enables Cott to offer its customers a strong value-added proposition of low cost, high quality products. With approximately 4,000 employees, Cott operates manufacturing facilities in the United States, Canada, the United Kingdom and Mexico. Cott also develops and manufactures beverage concentrates, which it exports to over 50 countries around the world.

Press Release

Website: www.cott.com

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